Exhibit 99.1

Carrollton Bancorp Reports Fourth Quarter Net Income, a $0.12 Quarterly Dividend, and the Repurchase of up to 300,000 Shares of Stock

BALTIMORE--(BUSINESS WIRE)--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the fourth quarter of 2007 of $260,000 ($0.09 per diluted share) compared to $803,000 ($0.28 per diluted share) for the fourth quarter of 2006, a 68% decrease. Net income for the year ended December 31, 2007 totaled $2.1 million ($0.75 per diluted share) compared to $2.6 million ($0.90 per diluted share) for the prior year, an 18% decrease.

Carrollton Bancorp also announced a quarterly dividend of $0.12 per share, payable March 1, 2008 to shareholders of record on February 15, 2008. In addition, the company announced the repurchase of up to 300,000 shares of the Company’s common stock.

The earnings for the fourth quarter of 2007 included a provision for loan losses of $272,000 compared to none for the fourth quarter of 2006. The provision was due to the increase in nonperforming assets from $5.7 million at December 31, 2006 to $5.9 million at December 31, 2007. The allowance for loan losses represented 1.25% of outstanding loans at December 31, 2007.

The Company’s earnings performance for the year ended December 31, 2007 was impacted by the decision to stop servicing money service businesses (MSB) as of September 2006, hiring consultants to assist in documenting internal controls for compliance with Sarbanes-Oxley (SOX), the increase in the provision for loan losses, and legal fees and related expenses for non-accrual loans.

The earnings for the year ended December 31, 2006 included a before tax charge of approximately $1.8 million ($1.2 million after tax) representing the loss from a check kiting scheme by one of the Bank’s commercial customers and a charge of approximately $2.3 million representing a prepayment penalty for restructuring a $35 million Federal Home Loan Bank (FHLB) advance at 6.84% maturing February 2, 2010. The prepayment charge was substantially offset by a gain of approximately $2.2 million from the sale of equity securities.

Total assets for the year ended December 31, 2007 compared to December 31, 2006 reflect a 1% increase to $352.8 million. Gross loans increased 1% or $1.7 million from $267.5 million at December 31, 2006 to $269.2 million at December 31, 2007. Investments decreased 4% or $2.3 million to $52.8 million at December 31, 2007. Total deposits increased 3% or $7.7 million to $285.6 million while higher cost borrowings decreased 32% or $7.0 million. During the same period, stockholders’ equity increased $1.2 million or 3% to $35.9 million or 10.2 % of total assets compared to 9.9% at December 31, 2006. The increase was due primarily to net income and exercise of stock options, partially offset by the repurchase of shares, and dividends paid.

Carrollton Bancorp has experienced a decrease in its net interest income as evident by the $313,000 or 8% decrease when comparing the fourth quarter of 2007 to 2006. The decrease in net interest income was due to a decrease in the Company’s net interest margin to 4.14% for the quarter ended December 31, 2007 from 4.63% in the comparable quarter in 2006. The decrease in the net interest income from the 49 basis point decrease in the net interest margin was partially offset by the $5.4 million increase in average interest earning assets.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “These are trying times for the banking industry, but, fortunately for our Company we never entered into the sub prime market and haven’t exposed the Company to this type of impaired lending. Asset quality continues to be in the forefront of our lending decisions and we will strive to maintain our historically prudent underwriting practices during this economic downturn.”

Noninterest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non-interest income is derived from two sources; the Bank’s Electronic Banking Division and Carrollton Mortgage Services, Inc., (CMSI) a subsidiary of Carrollton Bank. Noninterest income increased $79,000 or 6% to $1.5 million in the fourth quarter of 2007 compared to the fourth quarter of 2006. Service charges increased $34,000 or 20% due to fee increases implemented in the first quarter of 2007 and the reduction of waived fees. Brokerage commissions increased $30,000 or 22% due to increased sales. Electronic banking fees increased $30,000 or 7% due to increased transactions over the same period last year. Mortgage banking fees decreased $22,000 or 4% due to a slowdown in the housing market.

Non-interest expenses were $4.1 million in the fourth quarter of 2007 compared to $3.9 million in 2006, an increase of $263,000 or 7%. Salaries increased $125,000 or 8% primarily due to normal salary increases and opening of the new Cockeysville branch in May 2007. Employee benefits increased $22,000 or 6% primarily due to increased health care costs. Occupancy expenses increased $55,000 or 11% due primarily to the opening of the Cockeysville branch in May 2007, normal lease escalation charges and a significant increase in a branch lease that expired in April 2006. Other operating expenses increased $71,000 or 6% due primarily to increases in nonaccrual loans, consulting fees and audit fees partially offset by decreases in various expenses.

Comparing the year ended December 31, 2007 and 2006, net interest income decreased by $476,000 or 3% due to the Company’s net interest margin declining 23 basis points to 4.34% in 2007 compared to 4.57% in 2006. This was a result of deposit and borrowing costs increasing more rapidly than yields on interest earning assets through September 2007. Since September 2007, the Federal Open Market Committee (FOMC) reduced rates 1% through December 31, 2007. The decrease in net interest income from the decrease in the net interest margin was partially offset by the $7.4 million increase in average interest earning assets.

The Company recorded a provision for loan losses of $536,000 for the year ended December 31, 2007, and none in 2006.

For the year ended December 31, 2007, noninterest income was $6.3 million compared to $8.9 million for the year ended December 31, 2006, a decrease of $2.6 million or 30%. The decrease was due primarily to the $2.2 million gain on the sale of securities in 2006, a $171,000 or 15% decrease in service charges, a $181,000 or 7% decrease in the fees and commissions earned by CMSI and a $166,000 or 8% decrease on Point of Sale revenue and ATM fees.

Noninterest expenses were $16.5 million for the year ended December 31, 2007 compared to $19.4 million for the year ended December 31, 2006, a $2.9 million or 15% decrease. The decrease was due to the $1.8 million charge from the check kiting scheme in 2006, the $2.3 million prepayment penalty for restructuring the FHLB advance in 2006 partially offset by the $225,000 or 3% increase in salaries, the $269,000 or 15% increase in occupancy costs and the $855,000 or 20% increase in other operating expenses. The $225,000 increase in salaries was due to additional personnel for the new branch opened in May 2007 and normal salary increases partially offset by the elimination of personnel. The $269,000 increase in occupancy costs was due to normal lease escalation charges, the new branch rent started in March 2007, and a significant increase in a 30-year branch lease that expired in April 2006. The $855,000 increase was due to $202,000 in consulting fees for compliance with SOX, increased legal fees and related costs due to a significant commercial loan to one borrower and increased nonaccrual loans and a $155,000 write down and cost to dispose of a real estate owned property in 2007 compared to a recovery of legal fees and related expenses on the payoff of a delinquent loan in 2006.

Mr. Robert Altieri also stated “that the Company has begun to implement the recommendations from the cost cutting and efficiency review project and the implementation will continue throughout the year”.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland. The Company opened its eleventh branch in May 2007 at 10301 York Road, Cockeysville, Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	%Change	2007	2006	%Change
	(unaudited)	(unaudited)		(unaudited)	(audited)
Results of Operations
Net interest income	$3,375,220	$3,688,139	-8%	$13,914,036	$14,390,054	-3%
Provision for loan losses	272,000	-		536,000	-
Noninterest income	1,496,496	1,417,182	6%	6,274,142	8,898,997	-29%
Noninterest expenses	4,137,056	3,874,280	7%	16,475,141	19,381,004	-15%
Income taxes	202,952	427,601	53%	1,050,774	1,323,268	-21%
Net income	259,708	803,440	-68%	2,126,263	2,584,779	-18%

Per Share
Net income - diluted	0.09	0.28	-68%	0.75	0.90	-17%
Cash dividends declared	0.12	0.12	0%	0.48	0.45	7%
Book value	12.66	12.37	2%	12.66	12.37	2%
Common stock closing price	13.93	17.16	-19%	13.93	17.16	-19%

At December 31
Short term investments	$7,544,181	$3,990,003	89%	$7,544,181	$3,990,003	89%
Investment securities	52,792,208	55,064,620	-4%	52,792,208	55,064,620	-4%
Gross loans (net of unearned income) (a)	269,203,598	267,490,604	1%	269,203,598	267,490,604	1%
Earning assets	329,933,763	328,249,727	1%	329,933,763	327,140,762	1%
Total assets	352,821,751	349,824,267	1%	352,821,751	349,824,752	1%
Total deposits	285,638,625	277,903,801	3%	285,638,625	277,903,801	3%
Shareholders' equity	35,903,996	34,710,895	3%	35,903,996	34,711,378	3%

Common shares outstanding	2,834,975	2,806,705		2,834,975	2,806,705

Average Balances
Short term investments	9,384,215	$2,099,013	78%	$3,737,413	$7,839,525	-52%
Investment securities (b)	51,528,578	54,657,719	-5%	51,945,162	50,849,281	2%
Gross loans (net of unearned income) (a)	267,349,280	265,852,984	1%	269,888,612	259,304,883	4%
Earning assets	329,586,643	324,188,118	2%	327,115,651	319,735,842	2%
Total assets	351,252,659	344,189,065	2%	348,493,289	345,591,636	1%
Total deposits	284,337,259	278,324,583	2%	279,397,624	271,126,146	3%
Shareholders' equity	36,220,733	34,430,511	5%	35,611,872	34,252,991	4%

Earnings Ratios
Return on average total assets	0.30%	0.93%		0.61%	0.75%
Return on average shareholders' equity	2.87%	9.33%		5.97%	7.55%
Net interest margin	4.14%	4.63%		4.34%	4.57%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	2.26%	1.89%		2.26%	1.89%
Allowance to total loans	1.25%	1.17%		1.25%	1.17%
Net loan losses to average loans	0.15%	0.08%		0.15%	0.08%

Capital Ratios (period end)
Shareholders' equity to total assets	10.18%	9.92%		10.18%	9.92%
Leverage capital	10.03%	9.74%		10.03%	9.74%
Tier 1 risk-based capital	12.35%	11.92%		12.35%	11.92%
Total risk-based capital	13.63%	13.20%		13.63%	13.20%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
James M. Uveges, Chief Financial Officer, 410-536-7308